                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-113450

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 5, 2004

                       [REPUBLIC OF THE PHILIPPINES LOGO]

                                 US$500,000,000

                          REPUBLIC OF THE PHILIPPINES
                          8.875% GLOBAL BONDS DUE 2015

                             ----------------------

The Republic will pay interest on the global bonds each March 17 and September
17. The first interest payment on the global bonds will be made on September 17, 2004. The Republic may not redeem the global bonds prior to their maturity.

The global bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding certain aspects of default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic's outstanding External Public Indebtedness. Under these provisions, which are described in the section entitled "Collective Action Securities" on page 107 of the attached prospectus dated February 5, 2004, the Republic may, among other things, amend the payment provisions of the global bonds and certain other material terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

The offering of the global bonds is conditional on the receipt of certain approvals of the Monetary Board of the Bangko Sentral ng Pilipinas, the central bank of the Republic.

The global bonds are being offered globally for sale in the jurisdictions where it is lawful to make such offers and sales. We have applied to list the global bonds on the Luxembourg Stock Exchange. We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

We expect to deliver the global bonds to investors in registered book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, societe anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about March 17, 2004.

                             ----------------------

                                                           PER BOND        TOTAL
                                                           --------    --------------
Price to investors......................................   99.138%     US$495,690,000
Underwriting discounts and commissions..................    0.080%     US$    400,000
Proceeds, before expenses, to the Republic..............   99.058%     US$495,290,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                   Joint Lead Managers and Joint Bookrunners

CREDIT SUISSE FIRST BOSTON                HSBC               UBS INVESTMENT BANK
                             ----------------------
THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 10, 2004

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT          PAGES
-------------------------------------  -----
INTRODUCTORY STATEMENTS..............    S-3
SUMMARY OF THE OFFERING..............    S-4
USE OF PROCEEDS......................    S-7
RECENT DEVELOPMENTS..................    S-8
DESCRIPTION OF THE GLOBAL BONDS......   S-10
GLOBAL CLEARANCE AND SETTLEMENT......   S-13
TAXATION.............................   S-16
UNDERWRITING.........................   S-18
LEGAL MATTERS........................   S-21
GENERAL INFORMATION..................   S-21

             PROSPECTUS                PAGES
-------------------------------------  -----
CERTAIN DEFINED TERMS AND
  CONVENTIONS........................      2
FORWARD LOOKING STATEMENTS...........      2
DATA DISSEMINATION...................      3
USE OF PROCEEDS......................      3
PROSPECTUS SUMMARY...................      4
REPUBLIC OF THE PHILIPPINES..........      9
DESCRIPTION OF THE SECURITIES........     96
COLLECTIVE ACTION SECURITIES.........    107
TAXATION.............................    111
PLAN OF DISTRIBUTION.................    119
VALIDITY OF THE SECURITIES...........    120
AUTHORIZED REPRESENTATIVE IN THE
  UNITED STATES......................    120
EXPERTS; OFFICIAL STATEMENTS AND
  DOCUMENTS..........................    120
FURTHER INFORMATION..................    120
DEBT TABLES OF THE REPUBLIC OF THE
  PHILIPPINES........................    T-1

                            ------------------------

     YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT ALONG WITH THE ATTACHED PROSPECTUS THAT ACCOMPANIES IT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AS APPLICABLE. TERMS USED HEREIN BUT NOT OTHERWISE DEFINED SHALL HAVE THE MEANING GIVEN TO THEM IN THE PROSPECTUS THAT ACCOMPANIES THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                            INTRODUCTORY STATEMENTS

     The Republic accepts responsibility for the information that is contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

     The Republic is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See "Description of the Securities -- Description of the Debt Securities -- Jurisdiction and Enforceability" in the accompanying prospectus.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the bonds is prohibited. For a description of some restrictions on the offering and sale of the global bonds and the distribution of this prospectus supplement and the accompanying prospectus, see "Underwriting" on page S-18.

     Unless otherwise indicated, all references in this prospectus supplement to "Philippine pesos", "pesos" or "P" are to the lawful national currency of the Philippines, those to "dollars", "US dollars" or "$" are to the lawful currency of the United States of America and those to "SDR" are to Special Drawing Rights of the International Monetary Fund.

     All references in this prospectus supplement to (a) the "Republic" or the "Philippines" are to the Republic of the Philippines, (b) the "Government" are to the national government of the Philippines, (c) the "administration" are to the current administration of President Gloria Macapagal-Arroyo and (d) "Bangko Sentral" are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

                            SUMMARY OF THE OFFERING

     This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully.

ISSUER........................   Republic of the Philippines.

BONDS.........................   US$500,000,000 8.875% global bonds due 2015.

INTEREST......................   The global bonds will bear interest at 8.875%
                                 from March 17, 2004, payable semi-annually in arrears.

INTEREST PAYMENT DATES........   March 17 and September 17 of each year,
                                 commencing September 17, 2004, payable to the persons who are registered holders thereof at the close of business on the preceding March 2 or September 2, as applicable, whether or not a business day.

ISSUER REDEMPTION.............   The Republic may not redeem the global bonds
                                 prior to maturity.

STATUS OF BONDS...............   The global bonds will be direct, unconditional,
                                 unsecured and general obligations of the Republic. Except as otherwise described, the global bonds will at all times rank at least equally among themselves and with all other unsecured and unsubordinated External
                                 Indebtedness (as defined in the accompanying prospectus) of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the global bonds. See "Description of the Securities -- Description of Debt
                                 Securities -- Status of Bonds" in the
                                 accompanying prospectus.

NEGATIVE PLEDGE...............   With certain exceptions, the Republic has
                                 agreed that it will not create or permit to subsist any Lien (as defined in the accompanying prospectus) on its revenues or assets to secure External Public Indebtedness
                                 (as defined in the accompanying prospectus) of the Republic, unless at the same time or prior thereto, the global bonds are secured at least equally and ratably with such External Public
                                 Indebtedness. The international reserves of
                                 Bangko Sentral ng Pilipinas ("Bangko Sentral") represent substantially all of the official gross international reserves of the Republic.
                                 Because Bangko Sentral is an independent entity, the Republic and Bangko Sentral believe that the international reserves owned by Bangko
                                 Sentral are not subject to the negative pledge covenant in the global bonds and that Bangko
                                 Sentral could in the future incur External
                                 Public Indebtedness secured by such reserves without securing amounts payable under the global bonds. See "Description of the Securities -- Description of Debt
                                 Securities -- Negative Pledge Covenant" in the accompanying prospectus.

TAXATION......................   The Republic will make all payments of
                                 principal and interest in respect of the global bonds free and clear of, and without withholding or deducting, any present or future taxes of any nature imposed by or within the Republic, unless required by law. In that event, the Republic will pay additional amounts so that the holders of the global bonds receive the amounts that would have been received by them had no withholding or deduction been required. See "Description of the
                                 Securities -- Description of Debt Securities --

                                 Additional Amounts" in the accompanying
                                 prospectus. For a description of certain United States tax aspects of the global bonds, see "Taxation -- United States Tax Considerations" in the accompanying prospectus, and
                                 "Taxation -- United States Taxation".

COLLECTIVE ACTION CLAUSES.....   The global bonds will contain provisions
                                 regarding default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic's outstanding External Public Indebtedness. Under these provisions, which are described in the section entitled "Collective Action Securities" on page 107 of the attached prospectus dated
                                 February 5, 2004, the Republic may, among other things, amend the payment provisions of the global bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

CROSS-DEFAULTS................   Events of default with respect to the global
                                 bonds include (i) if the Republic fails to make a payment of principal, premium, prepayment charge or interest when due on any External
                                 Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or (ii) if any External Public Indebtedness of the Republic or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption. See
                                 "Collective Action Securities -- Events of
                                 Default: Cross Default and Cross Acceleration" in the accompanying prospectus.

LISTING.......................   The Republic is offering the global bonds for
                                 sale in the United States and elsewhere where such offer and sale is permitted. The Republic has applied to have the global bonds listed and traded in accordance with the rules of the Luxembourg Stock Exchange. The Republic cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

FORM, DENOMINATION AND
REGISTRATION..................   The global bonds will be issued in fully
                                 registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global bonds will be represented by one or more global securities registered in the name of a depositary, its nominee or a custodian. Beneficial interests in the global securities will be shown on, and the transfer thereof will be effected only through, records maintained by the depositary and its direct and indirect participants. Settlement of all secondary market trading activity in the global bonds will be made in immediately available funds. See "Description of the Securities -- Description of the Debt
                                 Securities -- Global Securities" in the
                                 accompanying prospectus.

FURTHER ISSUES................   The Republic may from time to time, without
                                 notice to or the consent of the registered holders of global bonds, issue further bonds which will form a single series with the global bonds. See

                                 "Collective Action Securities -- Further Issues of Debt Securities" in the accompanying prospectus.

USE OF PROCEEDS...............   The Republic will use the net proceeds from the
                                 sale of the global bonds for the general purposes of the Republic, including budgetary support.

FISCAL AGENT..................   JPMorgan Chase Bank.

GOVERNING LAW.................   The fiscal agency agreement and the global
                                 bonds will be governed by and interpreted in accordance with the laws of the State of New
                                 York. The laws of the Republic will govern all matters governing authorization and execution of the global bonds by the Republic.

                                USE OF PROCEEDS

     The Republic will use the net proceeds from the sale of the global bonds for the general purposes of the Republic, including budgetary support.

                              RECENT DEVELOPMENTS

     The information in this section supplements the information about the Republic that is included in the accompanying prospectus dated February 5, 2004.

RECENT POLITICAL DEVELOPMENTS

     INTERNAL CONFLICT WITH REBEL GROUPS. From February 11 through February 14, 2004, four days of formal peace talks were held in Oslo, Norway, between the Government and the National Democratic Front ("NDF"), a political organization closely aligned with the Communist Party of the Philippines (the "CPP") and the New People's Army (the "NPA"). The two sides agreed to form a joint monitoring committee to oversee implementation of a comprehensive agreement. On February 16, 2004, the NPA attacked policemen on patrol in the central province of Masbate, Visayas. Eight policemen were killed and three others injured in the ambush. However, the Government has stated that peace negotiations will continue and are expected to resume in March 2004. Peace talks between the Government and the Moro Islamic Liberation Front (the "MILF"), which have been delayed since October 2003, are scheduled to resume in April 2004.

     In late February 2004 approximately 2,300 Filipino soldiers trained with approximately 2,600 US soldiers as part of an annual training exercise to deal with external threats and terrorism.

RECENT ECONOMIC DEVELOPMENTS

     RECENT ECONOMIC INDICATORS. The following table sets out the performance of certain of the Republic's principal economic indicators for the specified periods. Growth in GDP, GNP, inflation, exports, imports and domestic credit is indicated on an annualized basis.

                                                               2001     2002    2003
                                                              ------    ----    ----
GDP growth (%)..............................................     3.0(1)  4.4(1)  4.5
GNP growth (%)..............................................     3.5(1)  4.5(1)  5.5
Inflation rate (%)..........................................     6.1(2)  3.1(2)  3.1(2)
Unemployment rate (%).......................................    11.1(3) 11.4(3) 11.4(3)
91-day T-bill rate (%)......................................     9.9(2)  5.4(2)  6.0(2)
External position
  Balance of payments ($ million)...........................    (192)    660    (783)(4)
  Trade-in-goods balance/GNP (%)............................    (1.0)    0.5    (2.0)
     Export growth (%)......................................   (16.2)   10.1     1.5
     Import growth (%)......................................    (4.5)    6.2     5.7
  External debt ($ billion)(5)..............................    52.4    53.9    56.3(6)
  International reserves
     Gross ($ billion)......................................    15.7    16.2    16.9(6)
     Net ($ billion)........................................    11.4    12.8    13.8(6)
     Months of retained imports(7)..........................     4.6     4.7     4.7(6)
Domestic credit growth (%)..................................     4.0     7.6     5.9(8)

---------------

(1) GDP and GNP growth figures for 2001 and 2002 have recently been revised. See "GDP and Major Financial Indicators -- Periodic Revisions to Philippine National Accounts" in the accompanying prospectus.

(2) Full year average.

(3) Average of the January, April, July and October applicable statistics based on the January, April, July and October labor force surveys for the relevant year.

(4) First nine months of 2003.

(5) Debt approved by and registered with Bangko Sentral, which includes banking system debt and public sector debt, whether or not guaranteed by the Government, and private sector debt.

(6) As of December 31, 2003.

(7) Number of months of average imports of merchandise goods and payments of services and income that can be financed by gross reserves.

(8) Growth from December 2002 to December 2003.

     INFLATION. Inflation, measured year-on-year, remained unchanged at 3.4% in February 2004, the same rate reported for January 2004, but higher than the 3.1% rate recorded for February 2003. Still, the average rate for 2003 as a whole, 3.1%, remained unchanged from that for 2002 as a whole.

     INTERNATIONAL RESERVES. The Republic's gross international reserves stood at $16.1 billion as of January 31, 2004, lower than the $16.9 billion level of reserves as of December 31, 2003 and lower than the $16.4 billion as of January 31, 2003. Reserves declined slightly from December 2003 to January 2004 because of debt service requirements of the Government and Bangko Sentral. Gross international reserves as of January 31, 2004 were adequate to cover 4.5 months of imports of goods and payments of services and income. Alternatively, gross international reserves were adequate to cover 2.8 times the Republic's short-term external obligations based on original maturity or 1.4 times the Republic's short-term external obligations based on residual maturity.

     The Republic's net international reserves stood at $13.2 billion as of January 31, 2004, lower than the $13.9 billion as of December 31, 2003.

     MONEY SUPPLY. The Republic's money supply, as measured by domestic liquidity, stood at P1.7 trillion as of December 31, 2003, representing an increase of 4.3% from P1.67 trillion as of December 31, 2002. Domestic liquidity stood at P1.7 trillion as of January 2004, a 4.1% increase year-on-year. The increase is attributable to stable growth in the levels of domestic credit to both the public and private sectors, particularly an increase in net foreign assets in part due to foreign exchange inflows from overseas Filipino workers.

     INTEREST RATES. Bangko Sentral's overnight borrowing and lending rates (the "policy rates") currently stand at 6.75% and 9.0%, respectively. The policy rates, which are set by Bangko Sentral's Monetary Board, have remained unchanged since July 2003. The Monetary Board expects that inflation will remain stable in 2004, and believes that the current policy rates are adequate to encourage domestic demand without creating inflationary risks. The benchmark three-month Treasury bill rate averaged 6.2% in January 2004, compared to an average 6.4% rate in November 2003 and an average 6.0% for the full year 2003.

     PHILIPPINE STOCK EXCHANGE. On March 9, 2004, the Philippine Stock Exchange composite index closed at 1,455.75, compared to a close of 1,508.30 on January 30, 2004.

     PESO/$ EXCHANGE RATE. On March 1, 2004, the peso fell to a historical low against the US dollar of P56.33 per US dollar, a decrease of 0.4% in value from the P56.09 per US dollar as of January 30, 2004 and a decrease of 3.6% in value from the P54.35 per US dollar as of February 28, 2003. This decrease in value is attributable to the unfavorable balance of trade and, in recent months, political uncertainty due to the upcoming elections.

     BANKING SYSTEM NON-PERFORMING LOANS. As of December 31, 2003, the ratio of non-performing loans to total loans in the commercial banking system (the "NPL ratio") stood at 14.1%, lower than the 14.8% as of November 30, 2003 and lower than the 15.0% recorded at the end of December, 2002. The improvement was attributed to decreased non-performing loan levels and growth in the total loan portfolio. The NPL coverage ratio (loan reserves to non-performing loans) stood at 53.0% at the end of December 2003, slightly higher than the 49.9% recorded as at the end of November 2003.

                        DESCRIPTION OF THE GLOBAL BONDS

GENERAL

     The global bonds will be issued under a fiscal agency agreement, dated as of October 4, 1999, as supplemented by a supplement to the fiscal agency agreement dated February 26, 2004, between the Republic and JPMorgan Chase Bank, as fiscal agent. The global bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below. Except as otherwise described, the global bonds will at all times rank at least equally among themselves and with all other unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of the Republic. The following statements are subject to the provisions of the fiscal agency agreement, the supplement to the fiscal agency agreement and the global bonds. This summary does not purport to be complete and the description below may not contain all of the information that is important to you as a potential investor in the global bonds. The Republic has filed forms of these documents as exhibits to the registration statement numbered 333-113450. You should refer to the exhibits for more complete information. Capitalized terms not defined below shall have the respective meanings given in the accompanying prospectus.

     The global bonds will:

     - bear interest at 8.875% from the settlement date;

     - mature at par on March 17, 2015;

     - pay interest on March 17 and September 17 of each year, commencing September 17, 2004; and

     - pay interest to the persons in whose names the global bonds are registered on the record date, which is the close of business on the preceding March 2 or September 2 (whether or not a business day), as the case may be. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

     The global bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic's outstanding External Public Indebtedness. Under these provisions, which are commonly referred to as "collective action clauses," the Republic may, among other things, amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the section entitled "Collective Action Securities" on page 107 of the accompanying prospectus dated February 5, 2004.

     The Republic has applied to the Luxembourg Stock Exchange for listing of, and permission to deal in, the global bonds in accordance with the rules of the Luxembourg Stock Exchange. We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

BOOK ENTRY

     The Republic will issue the global bonds in the form of fully registered global securities. The Republic will deposit the global securities with DTC and register the global securities in the name of Cede & Co., as DTC's nominee. Beneficial interests in the global securities will be represented by, and transfers thereof will be effected only through, book-entry accounts maintained by DTC and its participants.

     You may hold your beneficial interests in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants' beneficial interests in a global security in their customers' securities accounts with the Clearing System Depositaries. The Clearing System Depositaries in turn will hold such interests in their customers' securities accounts with DTC.

CERTIFICATED SECURITIES

     In circumstances detailed in the accompanying prospectus (see "Description of the Securities -- Description of the Debt Securities -- Global Securities -- Registered Ownership of the Global Security"), the Republic could issue certificated securities. The Republic will only issue certificated securities in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The holders of certificated securities shall present directly at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent as the Republic may designate from time to time all requests for the registration of any transfer of such securities, for the exchange of such securities for one or more new certificated securities in a like aggregate principal amount and in authorized denominations and for the replacement of such securities in the cases of mutilation, destruction, loss or theft. Certificated securities issued as a result of any partial or whole transfer, exchange or replacement of the global bonds will be delivered to the holder at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent, or (at the risk of the holder) sent by mail to such address as is specified by the holder in the holder's request for transfer, exchange or replacement.

REGISTRATION AND PAYMENTS

     The Republic will pay the principal amount of a global bond on its maturity date in immediately available funds in the City of New York upon presentation of the global bond at the office of the fiscal agent in the City of New York or, subject to applicable law and regulations, at the office outside the United States of any paying agent, including the Luxembourg paying agent (if the global bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require).

     The Republic will appoint the fiscal agent as registrar, principal paying agent and transfer agent of the global bonds. In these capacities, the fiscal agent will, among other things:

     - maintain a record of the aggregate holdings of global bonds represented by the global securities and any certificated securities and accept global bonds for exchange and registration of transfer;

     - ensure that payments of principal and interest in respect of the global bonds received by the fiscal agent from the Republic are duly paid to the depositaries for the global securities or their respective nominees and any other holders of any global bonds; and

     - transmit to the Republic any notices from holders of any of the global bonds.

     If the global bonds are accepted for listing on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, the Republic will appoint and maintain a Luxembourg paying and transfer agent, which shall initially be J.P. Morgan Bank Luxembourg S.A. Payments and transfers with respect to the global bonds may be effected through the Luxembourg paying and transfer agent, which will be executed through Euroclear and Clearstream, Luxembourg. Holders of certificated global bonds may present such securities for registration of transfer or payment at the office of the Luxembourg paying and transfer agent. Forms of the transfer notice (or other instrument of transfer) are available, and duly completed transfer notices (or other instrument of transfer) may be submitted, at the office of the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the Luxembourg Stock Exchange, the Republic will publish any change as to the identity of the Luxembourg paying and transfer agent in a leading newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

REDEMPTION AND SINKING FUND

     The Republic may not redeem the global bonds prior to maturity. The Republic will not provide a sinking fund for the amortization and retirement of the global bonds.

REGARDING THE FISCAL AGENT

     The fiscal agent has its principal corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004. The Republic will at all times maintain a paying agent and a transfer agent in the City of New York which will, unless otherwise provided, be the fiscal agent. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent will be the agent of the Republic, not a trustee for holders of any global bonds. Accordingly, the fiscal agent will not have the same responsibilities or duties to act for such holders as would a trustee, except that all funds held by the fiscal agent for the payment of principal, and premium, if any, or interest on the global bonds shall be held by the fiscal agent in trust for the holders of the global bonds.

     The fiscal agency agreement and the supplement to the fiscal agency agreement are not required to be qualified under the US Trust Indenture Act of 1939. Accordingly, the fiscal agency agreement and the supplement to the fiscal agency agreement may not contain all of the provisions which could be beneficial to holders of the global bonds which would be contained in an indenture qualified under the Trust Indenture Act.

NOTICES

     All notices will be mailed to the registered holders of the global bonds. If a depositary is the registered holder of the global bonds, each beneficial holder must rely on the procedures of the depositary and its participants to receive notice, subject to any statutory or regulatory requirements.

     In connection with the application to list the global bonds on the Luxembourg Stock Exchange, the Republic expects to undertake that so long as the global bonds are listed on the Luxembourg Stock Exchange, all notices also will be published in Luxembourg in the Luxemburger Wort. If the Republic cannot, for any reason, publish notice in the Luxemburger Wort, it expects to choose an appropriate alternate English language newspaper of general circulation in Luxembourg.

                        GLOBAL CLEARANCE AND SETTLEMENT

     The Depository Trust Company ("DTC"), Euroclear and Clearstream, Luxembourg have established links among themselves to facilitate the initial settlement of the global bonds and cross-market transfers of the global bonds in secondary market trading. DTC will be linked to JPMorgan Chase Bank, a New York banking corporation, as depositary of the Euroclear System ("Euroclear"), and Citibank, N.A., as depositary for Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") (the "Clearing System Depositaries").

     Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below to facilitate transfers of global bonds among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither the Republic nor the Fiscal Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

THE CLEARING SYSTEMS

     THE DEPOSITORY TRUST COMPANY.  DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the US Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry settlement in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, your ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

     EUROCLEAR AND CLEARSTREAM, LUXEMBOURG. Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry settlement in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

INITIAL SETTLEMENT

     If you plan to hold your interests in the securities through DTC, you will follow the settlement practices applicable to global security issues. If you plan to hold your interests in the securities through Euroclear or Clearstream, Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form. If you are an investor on the settlement date, you will pay for the global bonds by wire transfer and the entity through which you hold your interests in the global bonds will credit your securities custody account.

SECONDARY MARKET TRADING

     The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).

     SETTLEMENT AMONG DTC PARTICIPANTS. DTC participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues. Participants will pay for these transfers by wire transfer.

     SETTLEMENT AMONG EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG
PARTICIPANTS. Euroclear and Clearstream, Luxembourg participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds. Participants will pay for these transfers by wire transfer.

     SETTLEMENT BETWEEN A DTC SELLER AND A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG PURCHASER. When the securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date for such securities. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the settlement date for such securities, the depositary will make payment to the DTC participant's account and the securities will be credited to the depositary's account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg, and in turn Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

     Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or from existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

     As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant's account. However, interest on the securities would accrue from the value date. Therefore, in many cases the interest income on securities which the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

     Since the settlement will occur during New York business hours, a DTC participant selling an interest in the securities can use its usual procedures for transferring global securities to the Clearing System Depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

     Finally, day traders that use Euroclear or Clearstream, Luxembourg and that purchase global bonds from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless one of the following three steps is taken:

     - borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear account or Clearstream, Luxembourg account, in accordance with the clearing system's customary procedures;

     - borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement, which would give the global bonds sufficient time to be reflected in the borrower's Euroclear account or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

     - staggering the value dates for the buy and sell sides of the trade so that the value date of the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Clearstream, Luxembourg participant.

     SETTLEMENT BETWEEN A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG SELLER AND A DTC PURCHASER. Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their Clearing System Depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

     If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

                                    TAXATION

GENERAL

     The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the global bonds.

PHILIPPINE TAXATION

     The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term "non-Philippine holders" to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

     This summary is based on Philippine laws, rules, and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership, or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

     EFFECT OF HOLDING GLOBAL BONDS. Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

     TAXATION OF INTEREST ON THE GLOBAL BONDS. When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

     TAXATION OF CAPITAL GAINS. Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange, or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder. Under the Philippine Tax Code, any gain realized from the sale, exchange or retirement of securities with an original maturity of more than five years from the date of issuance will not be subject to income tax. Since the global bonds have a maturity of more than five years from the date of issuance, any gains realized by a holder of the global bonds will not be subject to Philippine income tax.

     DOCUMENTARY STAMP TAXES. No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax is payable upon the issuance of the global bonds and will be for the account of the Republic.

     ESTATE AND DONOR'S TAXES. The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over P200,000.

     The transfer of a global bond by gift to an individual who is related to the nonresident holder will generally be subject to a Philippine donor's tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed P100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

     The foregoing apply even if the holder is a nonresident holder. However, the Republic will not collect estate and donor's taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a "Reciprocating Jurisdiction"). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

UNITED STATES TAXATION

     For a description of certain United States tax aspects of the global bonds, see "Taxation -- United States Tax Considerations" in the accompanying prospectus. The fourth paragraph under "Taxation -- United States Tax Considerations -- United States Holders -- The Purchase, Sale and Retirement of Debt Securities" in the accompanying prospectus should be read with the update that 15% is the maximum tax rate generally applicable under current law to net long-term capital gains recognized by an individual US holder. The first paragraph under "Taxation -- United States Tax Considerations -- Information Reporting and Backup Withholding" in the accompanying prospectus should be read with the update that the maximum rate of "backup withholding" tax applicable under current law is 28%.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement, which consists of a terms agreement dated March 10, 2004 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell global bonds in the principal amount of US$500,000,000 to the underwriters, namely Credit Suisse First Boston LLC, The Hongkong and Shanghai Banking Corporation Limited and UBS Limited, and each of the underwriters, severally and not jointly, has agreed to purchase from the Republic, the principal amounts of the global bonds listed opposite its name below.

UNDERWRITERS                                                  PRINCIPAL AMOUNT
------------                                                  ----------------
Credit Suisse First Boston LLC..............................   US$166,667,000
  Eleven Madison Avenue
  New York, NY 10010
  United States of America
The Hongkong and Shanghai Banking Corporation Limited.......      166,667,000
  Level 16, HSBC Main Building
  1 Queen's Road Central
  Hong Kong
UBS Limited.................................................      166,666,000
  1 Finsbury Avenue
  London EC2M 2PP
  United Kingdom
                                                               --------------
     Total..................................................   US$500,000,000
                                                               ==============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the global bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the global bonds may be terminated.

     The Republic has agreed to indemnify the underwriters against certain liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

     The underwriters have agreed to reimburse the Republic for certain expenses.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised the Republic that they propose to offer the global bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may allow a discount not in excess of 0.10%. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

     In connection with this offering of the global bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the global bonds in the open market for the purpose of pegging, fixing or maintaining the price of the global bonds. Syndicate covering transactions involve purchases of the global bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the global bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The Republic has been advised by the underwriters that they intend to make a market in the global bonds, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the global bonds.

     In compliance with NASD guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to the prospectus and applicable prospectus supplements (including this supplement) will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

UK SELLING RESTRICTIONS

     Each underwriter represents and agrees that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

HONG KONG SELLING RESTRICTIONS

     Each underwriter has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, invitation or document relating to the global bonds, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made thereunder.

SINGAPORE SELLING RESTRICTIONS

     This prospectus supplement and the prospectus to which it relates have not been registered as a prospectus with the Monetary Authority of Singapore (the "MAS") under the Securities and Futures Act, Chapter 289 of the Singapore statutes (the "Securities and Futures Act"). Accordingly, the global bonds may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement and the prospectus to which it relates or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of such global bonds be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person falling within Section 274 of the Securities and Futures Act, (2) to a sophisticated investor (as defined in Section 275 of the Securities and Futures
Act) and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (3) otherwise than pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

JAPAN SELLING RESTRICTIONS

     Each underwriter has acknowledged and agreed that the global bonds have not been and will not be registered under the Securities and Exchange Law of Japan. The global bonds (or any beneficial interest therein) may not be transferred by any holder thereof in Japan to any other person unless such global bonds (or such beneficial interest) and all other global bonds (or beneficial interests therein) acquired by such holder are transferred in one lot to a single person, or to a non-resident of Japan (as defined in the Foreign Trade and Foreign Exchange Law of Japan) (herein, the "Transfer Restrictions"). Those who acquire the global bonds (or any beneficial interest therein) (herein, the "Acquirers") may not solicit 50 or more investors on uniform terms and conditions. The same obligations are imposed on all subsequent Acquirers (i.e. in case of re-sale, they must notify the transferee of the Transfer Restrictions and deliver the document (i) describing the contents of the Transfer Restrictions and (ii) stating that the global bonds have not been registered under the Securities and Exchange Law of Japan).

REPUBLIC OF THE PHILIPPINES SELLING RESTRICTIONS

     The global bonds constitute exempt securities within the meaning of the Philippine Securities Regulation Code and as such are not required to be registered under the provisions of the said Code before they can be sold or offered for sale or distribution in the Philippines. However, the global bonds may be sold or offered for sale in the Philippines only by underwriters, dealers or brokers duly licensed by the Philippine Securities and Exchange Commission.

NETHERLANDS SELLING RESTRICTIONS

     The global bonds may not be offered, sold, transferred or delivered in the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, brokers, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, inter alia, treasuries and finance companies of large enterprises which trade or invest in securities in the conduct of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the conduct of their profession or trade may not participate in the offering, and the prospectus supplement and the accompanying prospectus may not be considered an offer or the prospect of an offer to participate in the offering.

REPUBLIC OF ITALY SELLING RESTRICTIONS

     No solicitations in connection with the global bond offering will be made in Italy by any party, including the underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the global bonds or the global bond offering will be distributed in Italy. No global bonds will be offered, sold or delivered in Italy.

SETTLEMENT AND DELIVERY

     The Republic expects that delivery of the global bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the global bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

RELATIONSHIP OF UNDERWRITERS WITH THE REPUBLIC

     The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic in the ordinary course of business for which the underwriters and/or their respective affiliates have received or may receive customary fees and reimbursement of out of pocket expenses.

                                 LEGAL MATTERS

     The validity of the global bonds will be passed upon on behalf of the Republic as to Philippine law by the Secretary of the Department of Justice of the Republic, and as to US federal law and New York State law by Allen & Overy. Certain matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, United States counsel for the underwriters, as to matters of US and New York State law, and by Romulo, Mabanta, Buenaventura, Sayoc & de Los Angeles, Philippine counsel for the underwriters, as to matters of Philippine law.

                              GENERAL INFORMATION

     1. The global bonds have been accepted for clearance through The Depository Trust Corporation, Euroclear and Clearstream, Luxembourg. The International Securities Identification Number is US718286AW79, the CUSIP number is 718286AW7, and the Common Code number is 018877384.

     2. The issue and sale of the global bonds was authorized by the Full Powers signed by the President of the Republic dated January 20, 2004.

     3. Except as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of the Republic which is material in the context of the global bond offering since February 5, 2004.

     4. Application has been made to list the global bonds on the Luxembourg Stock Exchange. Copies of the following documents will, so long as any global bonds are listed on the Luxembourg Stock Exchange, be available for inspection during usual business hours at the specified office of J.P. Morgan Bank Luxembourg S.A. in Luxembourg:

     - copies of the Registration Statement, which includes the fiscal agency agreement, the supplement to the fiscal agency agreement and the form of the underwriting agreement as exhibits thereto; and

     - the Full Powers signed by the President of the Republic dated January 20, 2004 and the resolution of the Monetary Board of Bangko Sentral adopted on March 4, 2004, authorizing the issue and sale of the global bonds.

     In addition, so long as the global bonds are outstanding or listed on the Luxembourg Stock Exchange, copies of the Philippines' economic reports for each year in English (as and when available) will be available at the offices of the listing agent in Luxembourg during normal business hours on any weekday. The underwriting agreement, if any, the fiscal agency agreement and the supplement to the fiscal agency agreement shall also be available free of charge at the office of the listing agent and the Luxembourg paying and transfer agent.

     5. J.P. Morgan Bank Luxembourg S.A. has been appointed as the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Republic will maintain a Luxembourg paying and transfer agent.

                                     ISSUER

                          REPUBLIC OF THE PHILIPPINES
                             Department of Finance
                            Office of the Secretary
                         Department of Finance Building
                                  BSP Complex
                                     Manila
                          Republic of the Philippines

               LEGAL ADVISORS TO THE REPUBLIC OF THE PHILIPPINES

               As to U.S. law:                             As to Philippine law:
                ALLEN & OVERY                              DEPARTMENT OF JUSTICE
      9th Floor, Three Exchange Square                      Padre Faura Street
                   Central                                        Malate
                  Hong Kong                                       Manila
                                                        Republic of the Philippines

             LEGAL ADVISORS TO THE DEALER MANAGERS AND UNDERWRITERS

               As to U.S. law:                             As to Philippine law:
     CLEARY, GOTTLIEB, STEEN & HAMILTON               ROMULO, MABANTA, BUENAVENTURA,
             Bank of China Tower                          SAYOC & DE LOS ANGELES
               One Garden Road                          30th Floor, Citibank Tower
                  Hong Kong                                 8741 Paseo De Roxas
                                                                Makati City
                                                        Republic of the Philippines
 FISCAL AGENT, REGISTAR, TRANSFER AGENT AND              LUXEMBOURG LISTING AGENT
           PRINCIPAL PAYMENT AGENT
             JPMORGAN CHASE BANK                     J.P. MORGAN BANK LUXEMBOURG S.A.
              4 New York Plaza                                 5 Rue Plaetis
                 15th Floor                                  L-2338 Luxembourg
          New York, New York 10004                              Luxembourg
          United States of America

                      LUXEMBOURG PAYING AND TRANSFER AGENT

                        J.P. MORGAN BANK LUXEMBOURG S.A.
                                 5 Rue Plaetis
                               L-2338 Luxembourg
                                   Luxembourg

                       [REPUBLIC OF THE PHILIPPINES LOGO]